SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
DIAMOND FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS To Be Held on January 18, 2011
PROXY STATEMENT
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE MATTERS
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.
PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
2010 GRANTS OF PLAN-BASED AWARDS
2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
2010 OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS

November 29, 2010

To our stockholders:

You are cordially invited to attend Diamond Foods, Inc.’s 2011 annual meeting of stockholders (“Annual Meeting”) to be held at 333 Battery Street, San Francisco, California 94111 on Tuesday, January 18, 2011 at 9:00 a.m., Pacific Time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying notice of the 2011 Annual Meeting and the proxy statement. The Annual Meeting materials include the notice, proxy statement, our annual report and proxy card, all of which are enclosed.

Please use this opportunity to contribute to our company by voting on the matters to come before this Annual Meeting. Stockholders who hold shares in their own name through our transfer agent, Computershare, or who hold physical stock certificates can cast their vote online or by telephone. To vote online or by telephone, follow the instructions for online voting contained within your Annual Meeting materials. If you do not wish to vote online or by telephone, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely,

Michael J. Mendes
Chairman of the Board of Directors
President and Chief Executive Officer

Diamond Foods, Inc.
600 Montgomery Street
San Francisco, California 94111

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January 18, 2011

To our stockholders:

Diamond Foods, Inc.’s 2011 annual meeting of stockholders (“Annual Meeting”) will be held at 333 Battery Street, San Francisco, California 94111 on Tuesday, January 18, 2011 at 9:00 a.m., Pacific Time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1. The election of four Class III members to our Board of Directors, each to serve until our 2014 annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors: John J. Gilbert, Steven M. Neil, Robert J. Zollars and Edward A. Blechschmidt.

2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2011.

3. The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on November 17, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By order of the Board of Directors

Stephen E. Kim
Senior Vice President, General Counsel and Corporate Secretary

San Francisco, California
November 29, 2010

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, by telephone, or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented.

Diamond Foods, Inc.
600 Montgomery Street
San Francisco, California 94111

PROXY STATEMENT

November 29, 2010

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Diamond Foods, Inc., a Delaware corporation (“Diamond Foods” or “Company”), for use at the 2011 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held at 333 Battery Street, San Francisco, California 94111 on Tuesday, January 18, 2011 at 9:00 a.m., Pacific Time. This proxy statement and the accompanying form of proxy card were first mailed to stockholders on or about November 29, 2010. Our 2011 Annual Report to Stockholders, in addition to our Annual Report on Form 10-K, are enclosed with this proxy statement.

Record Date; Quorum

Only holders of record of Diamond Foods common stock as of the close of business on November 17, 2010, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 21,969,022 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Purpose of the Annual Meeting

You will be voting on the following matters at the Annual Meeting:

1. The election of four Class III members to our Board, each to serve until our 2014 annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board intends to present the following nominees for election as directors: John J. Gilbert, Steven M. Neil, Robert J. Zollars and Edward A. Blechschmidt.

2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2011.

3. The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Recommendation of the Board

Our Board recommends that you vote:

1. “FOR” the election of each of the four Class III members to our Board (Proposal No. 1).

2. “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2011 (Proposal No. 2).

Effect of Abstentions and Broker Discretionary Voting

Shares held by a stockholder who indicates on the proxy card that he or she wishes to abstain from voting will not be taken into account in determining the outcome of the proposal. However, those shares are considered present and entitled to vote at the Annual Meeting and will count toward determining whether or not a quorum is present. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial holder on non-routine items, such as the election of directors, absent instructions from the beneficial holders of such shares. Consequently, if you do not submit any voting instructions to your broker, your shares will not be voted on these non-routine matters and will not be counted in determining the number of shares necessary for approval of these matters, although they will count for purposes of determining whether a quorum is present

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of common stock held as of the record date. Directors will be elected by a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. Approval of ratification appointing Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2011 requires the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting, either in person or by proxy. The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal. A majority of the outstanding shares, represented at the Annual Meeting in person or by proxy, is the quorum required to transact business at the Annual Meeting.

Voting of Proxies

Most stockholders have three options for submitting their votes, by Internet, telephone or mail. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it to us in the prepaid envelope, your shares will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2011 and in the discretion of the proxy holders or in accordance with the recommendations of our Board in the absence of a proxy holder on any other matter that may be properly brought before the Annual Meeting. We encourage stockholders with Internet access to record their votes on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the Annual Meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the Annual Meeting.

Adjournment of Annual Meeting

If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Expenses of Soliciting Proxies

We will pay the expenses of assembling proxy materials and soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other proxy materials, our directors, officers and employee also may solicit proxies by mail, telephone, facsimile or email, without receiving any additional compensation for such solicitation activities. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, banks, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other proxy materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Additional Copy of the Proxy Materials

We will deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. Each stockholder will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of the proxy materials. To receive a separate copy of the proxy materials, stockholders may write or call us at the following address and phone number:

Investor Relations
Diamond Foods, Inc.
600 Montgomery Street, 17th Floor
San Francisco, CA 94111
Telephone: (415) 445-7444

Stockholders who hold shares through a broker, bank, trustee or nominee may contact their brokerage firm, bank, broker-dealer, or other similar organization to request additional copy of the proxy materials.

Revocability of Proxies

Any person signing a proxy card in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. Registered holders may revoke a proxy by signing and returning a proxy card with a later date, by delivering a written notice of revocation to Computershare, our transfer agent, at P.O. Box 43102, Providence, Rhode Island 02940, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank, trustee or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank, trustee or other nominee is not voting the shares at the Annual Meeting. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the Annual Meeting.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future Annual Reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare, or you are in possession of stock certificates): visit www.computershare.com to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): visit https://www.us.computershare.com/investor to enroll.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, our transfer agent, at (800) 733-5001 with questions about electronic delivery.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board currently consists of ten directors, four of whom are the Class III directors standing for election at the Annual Meeting. It is intended that the proxies will be voted for the four nominees named below for election to our Board unless authority to vote for any such nominee is withheld. All of the nominees are presently members of our Board.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director, and each nominee has confirmed that he will serve on the Board if elected. The term of office of each person elected as a director will continue until the 2014 annual meeting of our stockholders or until his successor has been elected and qualified.

Nominees

The names of the nominees, their ages and background information are set forth below:

			Director
Name of Director	Age	Principal Occupation	Since

John J. Gilbert	67	Owner and President of Gilbert Orchards and Rio Oso Groves, Inc.	2005
Steven M. Neil	58	Executive Vice President and Chief Financial and Administrative Officer of Diamond Foods, Inc.	2005
Robert J. Zollars	53	Chairman and Chief Executive Officer of Vocera Communications, Inc.	2005
Edward A. Blechschmidt	58	Retired, director on four public company boards	2008

John J. Gilbert has served as Chairman Emeritus since January 2010. He served as the Chairman of our Board from July 2005 to January 2010 and was Chairman of the Board of our predecessor company, Diamond Walnut Growers, from 1996 to July 2005. Since 1983, Mr. Gilbert has been the owner and President of Gilbert Orchards and Rio Oso Groves, Inc., each of which is a family corporation focusing on walnuts. Mr. Gilbert holds a B.S. from California Polytechnic State University, San Luis Obispo. Mr. Gilbert was selected as a director nominee because of his in-depth experience in agribusiness, his long-term perspective on Diamond as a result of his service on the Board of Diamond Walnut Growers, his knowledge and expertise in the tree-nut industry and his close ties with our international customers, particularly in Japan and Korea.

Steven M. Neil has served as our Executive Vice President, Chief Financial and Administrative Officer since March 2008. In addition, Mr. Neil has served on our Board since July 2005. Prior to joining Diamond Foods, Mr. Neil was Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc., a company that manufactures specialty healthcare products, from April 2007 until March 2008. From January 2005 to April 2007, Mr. Neil was Vice President and Chief Financial Officer of The Cooper Companies. From July 2003 to January 2005, Mr. Neil served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. From October 1997 to June 2003, Mr. Neil was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International, a marketer of eyeglass lenses. Mr. Neil holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. Mr. Neil was selected as a director nominee given his extensive general and financial management experience in a wide variety of industries and his role in leading our operations and finance functions.

Robert J. Zollars has served as Chairman and Chief Executive Officer of Vocera Communications, Inc., a company providing instant wireless communications solutions, since June 2007. From May 2006 to June 2007, Mr. Zollars was President and Chief Executive Officer of Wound Care Solutions, LLC, a holding company that operates chronic wound care centers in partnership with hospitals in the U.S. From July 1999 to March 2006, Mr. Zollars was chairman of the Board of Directors and Chief Executive Officer of Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. From 1997 to July 1999, Mr. Zollars served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company. Earlier in his career, while employed at Baxter International, a healthcare products and services company, Mr. Zollars served as President of a dietary products joint venture between Baxter International and Kraft General Foods. Mr. Zollars holds a B.S. from Arizona State University and an M.B.A. from John F. Kennedy University. Mr. Zollars was selected as a director nominee as a result of his experience in serving as the chief executive of public companies and running businesses from $100 million to over $5 billion in revenue, and his expertise in general management, corporate strategy, and mergers and acquisitions.

Edward A. Blechschmidt was Chief Executive Officer of Novelis Corp. from December 2006 until its sale to the Birla Group on May 2007. Mr. Blechschmidt was Chairman, Chief Executive Officer and President of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from March 2000 to June 2002. From March 1999 to March 2000, Mr. Blechschmidt served as Chief Executive Officer and a director of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public. He served as President of Olsten from October 1998 to March 1999. Mr. Blechschmidt also served as President and Chief Executive Officer of Siemens Nixdorf America and Siemens Pyramid Technologies from July 1996 to October 1998. Prior to Siemens, he spent more than 20 years with Unisys Corporation, including serving as its Chief Financial Officer. Mr. Blechschmidt serves as a director of Healthsouth Corp., Lionbridge Technologies, Inc., and Columbia Laboratories, Inc. In addition, he served on the board of directors of Neoforma, Inc. from 2003 to 2006 and Option Care, Inc. from 2005 to 2007. Mr. Blechschmidt was selected as a director nominee given his extensive background in executive management, mergers and acquisitions, and his financial and accounting expertise, including as Audit Committee Chairman for other public companies.

The three directors below are Class I members of our Board. Their terms expire at the 2012 annual meeting of stockholders.

			Director
Name of Director	Age	Principal Occupation	Since

Joseph P. Silveira	63	President of Farmland Management Services, Inc.	2005
Laurence M. Baer	53	President, San Francisco Giants	2005
Michael J. Mendes	47	Chairman, President and Chief Executive Officer of Diamond Foods, Inc.	2005

Joseph P. Silveira served as a member of Board of Directors of our predecessor company, Diamond Walnut Growers, from June 2002 to July 2005. Mr. Silveira also served on the Board of Valley Fig Growers from 1992 to 2004, an agricultural cooperative, and while on that Board, he also served on the Board of Directors of Sun Diamond, a master cooperative organization that included Diamond Walnut Growers. Since 1994, Mr. Silveira has served as President of Farmland Management Services, Inc., an agricultural services company, directing property acquisitions, operations, leases and sales on behalf of clients including large institutional investors. Mr. Silveira holds a B.S. from California Polytechnic State University, San Luis Obispo. Mr. Silveira brings considerable expertise in agribusiness to Diamond Foods, including strategic insight in commodity markets and large-scale production of agricultural products, his long-term perspective on Diamond as a result of his service on the Board of Diamond Walnut Growers and Sun Diamond, and his valuable contacts in the tree-nut industry.

Laurence M. Baer has served as the President of the San Francisco Giants Baseball Club, a major league baseball team, since October 2008. Prior to becoming President, Mr. Baer was Executive Vice President of the San Francisco Giants Baseball Club since 1992 and was its Chief Operating Officer since 1996. From 1985 through 1989, Mr. Baer served on marketing positions at Westinghouse Broadcasting. From 1990 until 1992, Mr. Baer served as Assistant to the Chairman of CBS, Inc., a media and entertainment corporation. Mr. Baer holds a B.A. from the University of California, Berkeley, and an M.B.A. from Harvard Business School. Mr. Baer brings to Diamond a background in marketing, media and general management and lends his expertise to our strategic focus on building our consumer brands, including the use of advertising and consumer promotions.

Michael J. Mendes has served as our Chairman, President and Chief Executive Officer since January 2010 and served as our President and Chief Executive Officer since 1997. Mr. Mendes served as our Vice President of International Sales and Marketing prior to being appointed as our Chief Executive Officer. He began his career in international marketing at the Dole Food Company. Mr. Mendes currently serves on the Board of Grocery Manufacturers Association and is currently on the Advisory Board of the Wine Group, a wine company. Mr. Mendes received an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. Mr. Mendes serves on our Board as a result of his in-depth knowledge of Diamond Foods’ products and strategies and his extensive international experience. As Chief Executive Officer, he has led Diamond through rapid growth and transformation into a consumer packaged goods company.

The three directors below are Class II members of our Board. Their terms expire at the 2013 annual meeting of stockholders.

			Director
Name of Nominee	Age	Principal Occupation	Since

Robert M. Lea	67	Founder and Owner, Law Offices of Robert Lea	2005
Dennis Mussell	68	Retired, former President and Chief Executive Officer of Chicken of the Sea International	2005
Glen C. Warren, Jr.	54	President, Chief Financial Officer and a director of Antero Resources LLC	2005

Robert M. Lea served as a member of the Board of Directors of our predecessor company, Diamond Walnut Growers, from 1993 to July 2005. Since November 2004, Mr. Lea has practiced law as a solo practitioner with the Law Offices of Robert Lea, which he founded. From January 2004 to November 2004, Mr. Lea served as the Managing Partner of Lea and Shepherd, a law firm. From 1984 to December 2003, Mr. Lea was a partner of the law firm Lea & Arruti. Mr. Lea holds a B.A. from the University of California, Davis and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall). Mr. Lea brings to Diamond Foods extensive legal experience handling complex civil cases, business experience generally, a long-term perspective on Diamond as a result of his service on the Board of Diamond Walnut Growers, and his insights on the walnut industry, tree-nut commodity markets and general economic conditions affecting Diamond.

Dennis Mussell is the retired former President and Chief Executive Officer of Chicken of the Sea International, a packaged seafood company, after serving from August 1997 until January 2005. Prior to holding this position, Mr. Mussell served in various senior capacities with Van Camp Seafood Company, Inc., the predecessor corporation to Chicken of the Sea International, including most recently Chief Operating Officer. Mr. Mussell has extensive work experience in the packaged food industry and brings to Diamond Foods his knowledge and understanding of food manufacturing and the retail environment. Mr. Mussell holds a B.S. from Southwest Missouri State University.

Glen C. Warren, Jr. has served as President, Chief Financial Officer and a director of Antero Resources LLC, a natural gas exploration and production company, since June 2002. Prior to joining Antero Resources LLC, Mr. Warren served as a Managing Director of Concert Energy Advisors, an investment banking advisory firm to energy companies, from November 2001 to June 2002. From 1998 to March 2001, Mr. Warren served as Chief Financial Officer, Executive Vice President and a member of the Board of Directors of Pennaco Energy, Inc., an energy exploration and production company. From 1989 to 1998, Mr. Warren was an investment banker with Dillon, Read & Co., Inc., Kidder, Peabody & Co. Incorporated and Lehman Brothers Inc. From July 2004 to May 2007, Mr. Warren served on the board of Venoco, Inc. Mr. Warren holds a B.A. from the University of Mississippi, a J.D. from the University of Mississippi School of Law and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. Mr. Warren has wide-ranging experience and expertise in mergers and acquisitions, finance, and investment banking, which assist us in assessing strategic transactions to support our growth plans.

CORPORATE GOVERNANCE MATTERS

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of conduct and ethics for our directors, officers and employees, known as the Diamond Code of Conduct. Our certificate of incorporation, bylaws, committee charters and Diamond Code of Conduct form our corporate governance framework. The Diamond Code of Conduct and the charters governing the responsibilities and duties of each of the Audit Committee,

Compensation Committee and Nominating and Governance Committee are available through the investor relations page at our website: www.diamondfoods.com. We will post on this website any amendments to the Diamond Code of Conduct or waivers of the Diamond Code of Conduct for our directors and executive officers.

Composition of Board of Directors

Our Board has ten authorized members, who are John J. Gilbert, Robert M. Lea, Joseph P. Silveira, Laurence M. Baer, Dennis Mussell, Steven M. Neil, Glen C. Warren, Robert J. Zollars, Edward A. Blechschmidt and Michael J. Mendes.

Our Board is divided into three classes:

•	Class I directors, whose terms expire at the 2012 annual meeting of stockholders;

•	Class II directors, whose terms expire at the 2013 annual meeting of stockholders; and

•	Class III directors, whose terms expire at the 2011 annual meeting of stockholders.

At each annual meeting of stockholders, the successors to directors whose terms have expired will be elected to serve from the time of their election and qualification until the third annual meeting following their election.

Leadership Structure

The Board regularly considers the appropriate leadership structure for Diamond Foods and believes that it is important to retain the flexibility to provide the best leadership structure for Diamond Foods at any given point in time. This approach allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman and Chief Executive Officer roles at it deems appropriate. In January 2010, Mr. Gilbert stepped down from his position as Chairman, and the Board appointed him to the newly created position of Chairman Emeritus to serve the Company in providing outreach to the Company’s walnut suppliers and customers, particularly in the international markets. At the same time, the Board appointed Mr. Mendes Chairman of the Board and maintained him in his position as Chief Executive Officer.

The Board believes Mr. Mendes possesses detailed and in-depth knowledge of the issues, opportunities and challenges currently facing Diamond Foods, and he possess a strong understanding and appreciation of corporate governance best practices. As a result, he is well positioned to develop agendas that ensure the Board’s time and attention are focused on the most critical issues, and this combined role enables clear accountability and enhances Diamond Foods’ ability to communicate its message and strategy clearly and consistently to our stockholders, employees and customers. This structure has served the Company and its stockholders well, as evidenced by the Company’s success in driving growth and continuing to build brand equity, including the acquisition of Kettle Foods. The Board is comprised of a majority of independent directors, and the Board believes that the independent directors provide effective oversight of management.

Board of Directors Meetings and Committees

During the 2010 fiscal year, our Board met five times and acted by unanimous written consent twice. No director attended fewer than 75% of the total number of meetings of the Board held while the director served and the total number of meetings held by all committees of the Board on which the director served during the 2010 fiscal year.

Audit Committee.  The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor; reviews the results and scope of the audit, audit-related and other services provided by the independent auditor; monitors and reviews the integrity of the processes and systems relative to financial information used by the Board or disseminated to stockholders, the financial community and regulatory authorities; and reviews the internal accounting procedures and controls with the Company’s financial and accounting staff, and receives reports from the independent auditor and management regarding, and reviews and discusses the adequacy and effectiveness of, the Company’s internal control over financial reporting, including any significant deficiencies or material weaknesses. The members of our Audit Committee currently are Mr. Silveira, Mr. Mussell and Mr. Blechschmidt, with Mr. Blechschmidt serving as chairman of the committee. The Board has determined that Mr. Blechschmidt qualifies as an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”) and that all of the members of the Audit Committee are independent under applicable NASDAQ listing standards. The Audit Committee met five times during the 2010 fiscal year. The Audit Committee is governed by a charter adopted by the Board. The charter is available upon written request to the Company at Diamond Foods, Inc., 600 Montgomery Street, 17th Floor, San Francisco, CA 94111, attention: Investor Relations.

Compensation Committee.  The Compensation Committee reviews and determines the compensation and benefits of our officers and directors. The committee also administers our equity compensation and employee benefits plans and reviews general policies relating to compensation and benefits. To support the committee’s duties, Diamond Foods has commissioned compensation studies to provide the committee and management with benchmarks regarding base salary, bonus, and long-term equity incentives for executive officers. The members of our Compensation Committee are Mr. Baer, Mr. Warren and Mr. Zollars, with Mr. Zollars serving as chairman of the committee. The Board has determined that all of the members of the Compensation Committee are independent directors as defined under applicable NASDAQ listing standards. The Compensation Committee met twice during the 2010 fiscal year. The Compensation Committee is governed by a charter adopted by the Board. The charter is available upon written request to the Company at Diamond Foods, Inc., 600 Montgomery Street, 17th Floor, San Francisco, CA 94111, attention: Investor Relations.

Role of Independent Consultant.  At the end of fiscal 2009, we retained Radford to serve as a third-party compensation consultant to assist both management and the Compensation Committee in evaluating executive compensation programs and amounts of executive and director compensation. We believe that utilizing an independent compensation consultant helped us assure that our executive compensation programs are reasonable and consistent with our objectives. To prepare for evaluation of executive compensation for fiscal 2010, Radford reviewed market data for base salaries, actual total cash compensation, annualized value of long-term incentive awards, and actual total direct compensation for positions comparable to those held by our named executive officers. Radford recommended that compensation levels within 20% above or below the median, in the case of cash compensation, and 35% above or below the median in the case of equity compensation, to be within competitive norms for senior management level positions. Radford was not asked to make recommendations about the form of executive compensation, but was informed about the elements of executive compensation we use and instructed to recommend appropriate ranges for each of those compensation elements. For the fiscal year ended July 31, 2010, Radford billed Diamond Foods for no other work. Accordingly, the Compensation Committee believed that Radford provided independent advice during the time it served as the compensation consultant.

Radford developed benchmarks for compensation of the principal executive officer and the principal financial officer from a peer group of eleven public companies based on their public proxy statement disclosures. Radford also developed benchmarks for other executive officer compensation by analyzing the results of three third-party reports on executive compensation paid by entities of similar revenue size in the non-durable goods manufacturing and food industries. The reports were “Executive Compensation Survey, 2008” (William M. Mercer), “Top Management Compensation, Regression Analysis Report, 2008/2009” (Watson Wyatt Data Services) and “CDB Executive Compensation Database, 2007 Single Regression Report” (Towers Perrin). The Compensation Committee used the information derived from the peer group to assist it in making compensation decisions for our Chief Executive Officer and Chief Financial Officer, since those were the positions that were most easily matched in the peer group. The Compensation Committee used the result from the third party surveys to assist in making compensation decisions for the other named executive officers. To prepare for review of executive compensation for fiscal 2011, the Compensation Committee decided to make a change in compensation consultants to provide a fresh perspective on compensation practices, since Radford had advised on compensation matters for over five years. Accordingly, toward the end of fiscal 2010, the Compensation Committee retained Mercer to serve as a third-party compensation consultant to assist in evaluating executive compensation programs and amounts of executive and director compensation starting with fiscal 2011.

Analysis of Risk in Compensation Structure.  The Compensation Committee considers, in establishing and reviewing the Company’s employee compensation programs, whether the programs encourage unnecessary or excessive risk taking, and has concluded that none of our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. Our management and the Compensation Committee believe that our compensation programs are balanced and do not motivate or encourage unnecessary or excessive risk taking and certain key attributes of our compensation programs help reduce the likelihood of excessive risk taking. Our compensation program provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.

•	Employee base salaries are fixed in amount and thus do not encourage risk taking.

•	Our annual bonus plan focuses on achievement of annual goals, which management and the Compensation Committee believe appropriately balances risk and the desire to focus employees on specific short-term goals important to our success. Since our annual bonus plan represents only a portion of employees’ total compensation opportunities, and the short-term or long-term objectives are designed to be consistent with our overall business plan and strategy, as approved by the Board, we believe that the bonus program does not encourage unnecessary or excessive risk taking.

•	Compensation provided to employees is in the form of long-term equity awards help align employees’ interests with those of the Company’s stockholders. Management and the Compensation Committee believe that these awards help reduce risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules, they help ensure that executives have significant value tied to long term stock price performance.

Nominating and Governance Committee.  The Nominating and Governance Committee makes recommendations to our Board concerning candidates for election as directors and other corporate governance related matters. The members of our Nominating and Governance Committee are Mr. Mussell, Mr. Warren and Mr. Zollars, with Mr. Warren serving as chairman of the committee. The Board has determined that all of the members of the Nominating and Governance Committee are independent directors as defined under applicable NASDAQ listing standards. The Nominating and Governance committee met once during the 2010 fiscal year. The Nominating and Governance Committee is governed by a charter adopted by the Board. The charter is available upon written request to the Company at Diamond Foods, Inc., 600 Montgomery Street, 17th Floor, San Francisco, CA 94111, attention: Investor Relations.

Consideration of Director Nominees

Director Qualifications.  The goal of the Nominating and Governance Committee is to ensure that the members of our Board have a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the committee seeks nominees with high professional and personal integrity, an understanding of our business lines and industry, diversity of background and perspective, broad-based business acumen and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have not established a formal diversity policy or any particular minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the committee submits nominees to the Board for approval. The committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

Stockholder Nominees.  The Nominating and Governance Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the possible election at the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than the close of business on the 75th day and no earlier than the close of business on the 105th day prior to the anniversary date of the mailing of our proxy statement in connection with the previous year’s annual meeting of stockholders. However, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or more than 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations must be received not earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

Recommendations for candidates should be accompanied by the information required by Section 1.11(a)(ii) of our Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the SEC or The NASDAQ Stock Market. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Nominating and Governance Committee will evaluate such candidate, along with the other candidates being evaluated by the committee, in accordance with the committee’s charter and will apply the criteria described in this section.

Independent Directors

The Board has determined that each of Mr. Baer, Mr. Blechschmidt, Mr. Mussell, Mr. Warren, Mr. Silveira and Mr. Zollars is an “independent director” under applicable NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”), and an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 (“IRC”). Mr. Baer is the President of the San Francisco Giants Baseball Club, with whom we have a corporate sponsorship arrangement. In connection with the sponsorship, we paid the San Francisco Giants Baseball Club a fee and receive sampling, signage and other brand exposure benefits at AT&T Park during the baseball season. The amount of the fee is not material to Diamond Foods or the San Francisco Giants Baseball Club, and Mr. Baer does not receive any material direct or indirect benefit from the fee that would impair his independence. Mr. Silveira is the President of Farmland Management Services, which provides farming services to clients. One of Farmland Management’s clients is John Hancock, an insurance company that operates a number of farming assets including walnut orchards from which we purchase walnuts. Mr. Silveira receives a management fee from John Hancock for providing farming services, which is unrelated to the purchase price we pay to John Hancock for walnuts. We do not believe that Mr. Silveira has a material direct or indirect interest in our arrangement with John Hancock that would impair his independence.

Communication with the Board

You may contact the Board by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, Diamond Foods, Inc., 600 Montgomery Street, 17th Floor, San Francisco, California 94111. An employee will forward these letters directly to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. We may forward correspondence, such as product-related inquiries, elsewhere within Diamond Foods for review and possible response. We reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Meetings

Each member of the Board of Directors is expected to be available to attend all regularly scheduled meetings of the Board and any committees on which the director serves, and our annual meeting of stockholders. All directors attended our last annual meeting. Each director is expected to make his best effort to attend all special Board and applicable committee meetings.

Oversight of Risk Management

Our Board has responsibility as a whole and through its committees for the oversight of risk management. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks we face. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Diamond Foods. The Board regularly receives updates from management and outside advisors regarding certain risks we face, including litigation and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations; our Compensation Committee oversees risks related to compensation policies and practices; and our Corporate Governance and Nominating Committee oversees governance related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. Our Board committees report their findings to the Board.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. Annually, the Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the company.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2011, and our stockholders are being asked to ratify the Audit Committee’s appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1998. The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether it should appoint another independent registered public accounting firm for the fiscal year ending July 31, 2011. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests as well as the best interests of our stockholders.

Audit Fees

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP and affiliated entities for the 2010 and 2009 fiscal years.

	Year
	Ended July 31,
Nature of Services	2010	2009
	(In thousands)

Audit Fees	$1,259	$976
Audit-related Fees	190	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,449	$976

Audit Fees.  This category includes services provided in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our unaudited, quarterly consolidated financial statements and review of our periodic and current reports filed with the SEC. The category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and foreign statutory audits required by non-U.S. jurisdictions.

Audit-related Fees.  In fiscal 2010, audit-related fees were incurred in connection with our public offering of common stock pursuant to a registration statement on Form S-3, which closed in March 2010.

Tax Fees.  We did not incur any Tax Fees during fiscal 2010 or 2009.

All Other Fees.  We did not incur any other fees during fiscal 2010 or fiscal 2009.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee charter provides that the Audit Committee will approve the fees and other significant compensation to be paid to our independent auditors, and pre-approve all audit services and all non-audit services of independent auditors permitted under applicable law. The charter also provides that the Audit Committee may establish other pre-approval policies and procedures for the engagement of independent auditors to render services to us, including without limitation policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated pre-approval authority for up to $25,000 in expenses to the chairman of the Audit Committee. The chairman or the Audit Committee has approved all audit and audit-related work covered by the Audit Fees and Tax Fees. All fees listed above paid to our independent auditors during fiscal 2009 and 2010 were for work performed by the independent auditors’ full-time, permanent employees.

THE BOARD RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JULY 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of Ed A. Blechschmidt, Joseph P. Silveira and Dennis Mussell, all of whom have been determined to be independent by the Board under the applicable NASDAQ listing requirements and SEC rules. The Board also has determined that Mr. Blechschmidt is an Audit Committee financial expert as defined by the SEC rules. The committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is available on Diamond Foods’ website at http://www.diamondfoods.com or to any stockholder upon written request to the Company at Investor Relations, Diamond Foods, Inc., 600 Montgomery Street, 17th Floor, San Francisco, CA 94111.

The primary function of the Audit Committee is to provide advice with respect to Diamond Foods’ financial matters and to assist the Board in fulfilling its oversight responsibilities regarding (i) the quality and integrity of Diamond Foods’ financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accounting firm serving as Diamond Foods’ auditors and (iv) the performance of Diamond Foods’ internal audit function and the independent auditors.

Management is responsible for Diamond Foods’ internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Diamond Foods’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed and discussed the audited financial statements of Diamond Foods for the fiscal year ended July 31, 2010 with management, and management represented that the financial statements of Diamond Foods were prepared in accordance with accounting principles generally accepted in the United States of America. Management has also represented that they have assessed the effectiveness of the Company’s internal controls over financial reporting as of July 31, 2010 and determined that as of that date, the company has maintained effective internal control over financial reporting. The Audit Committee discussed with Deloitte & Touche LLP, , our independent registered public accounting firm (“D&T”), matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended by SAS No. 91.

The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with D&T the matters required to be discussed by SAS No. 61, (3) received the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed the auditors’ independence with D&T and (4) reviewed and discussed with management and D&T management’s assertions regarding internal financial controls. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2010 filed with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Edward A. Blechschmidt, Chairman
Joseph P. Silveira
Dennis Mussell

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of November 17, 2010 by each of our directors, each of our executive officers, all of our directors and executive officers as a group and each stockholder known to us owning more than 5% of our common stock. The percentage of beneficial ownership for the table is based on 21,969,022 shares of our common stock outstanding as of November 17, 2010. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

The number of shares beneficially owned by each stockholder is determined under the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes those shares over which the stockholder has or shares voting or investment control and includes those shares that the stockholder has the right to acquire within 60 days after November 17, 2010 through the exercise of any stock option. The “Percentage of Common Stock” column treats as outstanding all shares underlying options held by the named stockholder, but not shares underlying options held by other stockholders.

	Number of Shares	% of
Name of Beneficial Owner	of Common Stock	Common Stock

Directors and Officers:
Michael J. Mendes(1)	783,599	3.5%
Steven M. Neil(2)	138,485	*
Lloyd J. Johnson(3)	50,500	*
Andrew Burke(4)	74,170	*
Linda B. Segre(5)	17,023	*
Stephen E. Kim(6)	53,186	*
John J. Gilbert(7)(8)	140,142	*
Joseph P. Silveira(8)	62,372	*
Robert M. Lea(8)	86,322	*
Laurence M. Baer(8)	58,044	*
Edward A. Blechschmidt(9)	27,554	*
Dennis Mussell(8)	58,044	*
Glen C. Warren, Jr.(8)	68,044	*
Robert J. Zollars(8)(10)	59,394	*
All 14 current directors and executive officers as a group(11)	1,649,325	7.2%
Other 5% Stockholders:
FMR LLC(12)	2,966,980	13.5%
Blackrock, Inc.(13)	2,319,851	10.6%

*	Less than one percent.

(1)	Includes 541,621 shares that may be acquired upon exercise of stock options in the next 60 days. Also includes 28,088 shares purchased by Mr. Mendes in the open market.

(2)	Includes 52,500 shares that may be acquired upon exercise of stock options.

(3)	Includes 16,500 shares that may be acquired upon exercise of stock options.

(4)	Includes 30,000 shares that may be acquired upon exercise of stock options.

(5)	Includes 3,125 shares that may be acquired upon exercise of stock options.

(6)	Includes 17,387 shares that may be acquired upon exercise of stock options.

(7)	Includes 42,833 shares in the name of Gilbert Orchards and 20,076 shares in the name of Rio Oso Groves, Inc. Mr. Gilbert is an owner and executive officer of Rio Oso Groves, Inc. and Gilbert Orchards. Mr. Gilbert has sole voting and dispositive control over the shares owned by Rio Oso Groves, Inc. Mr. Gilbert and William H. Gilbert have shared voting and dispositive control over the shares owned by

Gilbert Orchards. Also includes 19,189 shares in the name of The John and Sandra Gilbert Trust DTD 3/6/2000 purchased in the open market. Mr. Gilbert is a co-trustee of the trust.

(8)	Includes 50,000 shares that may be acquired upon exercise of stock options.

(9)	Includes 20,000 shares that may be acquired upon exercise of stock options.

(10)	Shares indicated above are beneficially owned by Mr. Zollars’ family limited partnership.

(11)	Includes an aggregate of 1,031,133 shares that may be acquired upon exercise of stock options by all directors and executive officers as a group.

(12)	Based on Schedule 13G filed by FMR LLC on April 12, 2010 with the SEC. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC has sole voting and dispositive power over 2,966,980 shares.

(13)	Based on Schedule 13G filed on March 21, 2010 by Blackrock, Inc. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022. Blackrock, Inc. has sole voting and dispositive power over 2,319,851 shares and sole dispositive power over 989,778 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and officers, and persons who own shares representing more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during the 2010 fiscal year.

MANAGEMENT

Executive Officers

Name	Age	Position

Michael J. Mendes	47	President, Chief Executive Officer and Director
Steven M. Neil	58	Chief Financial and Administrative Officer, Executive Vice President
Lloyd J. Johnson	48	Chief Sales Officer, Executive Vice President
Andrew Burke	44	Chief Marketing Officer, Executive Vice President
Linda B. Segre	50	Senior Vice President, Corporate Strategy and Communications
Stephen E. Kim	41	Senior Vice President, General Counsel and Human Resources

Michael J. Mendes has served as our Chairman, President and Chief Executive Officer since January 2010 and served as our President and Chief Executive Officer since 1997. Mr. Mendes served as our Vice President of International Sales and Marketing prior to being appointed as our Chief Executive Officer. He began his career in international marketing at the Dole Food Company. Mr. Mendes currently serves on the Board of Grocery Manufacturers Association and is currently on the Advisory Board of the Wine Group, a wine company. Mr. Mendes received an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Steven M. Neil has served as our Executive Vice President, Chief Financial and Administrative Officer since March 2008. In addition, Mr. Neil has served on our Board since July 2005. Prior to joining Diamond Foods, Mr. Neil was Executive Vice President and Chief Financial Officer of The Cooper Companies, Inc., a company that manufactures specialty healthcare products, from April 2007 until March 2008. From January 2005 to April 2007, Mr. Neil was Vice President and Chief Financial Officer of The Cooper Companies. From July 2003 to January 2005, Mr. Neil served as Executive Vice President, Chief Financial Officer and Secretary of Ocular Sciences, Inc., a contact lens company. From October 1997 to June 2003, Mr. Neil was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of Sola International, a marketer of eyeglass lenses. Mr. Neil holds a B.A. from the University of California, Santa Barbara, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Lloyd J. Johnson has served as our Executive Vice President and Chief Sales Officer since September 2008. From July 2005 until August 2008, Mr. Johnson was a Senior Vice President for Expedia Inc., an online travel service company, during which time he managed various divisions within the Partner Services Group. Prior to joining Expedia, Mr. Johnson was employed at Kraft Foods, Inc., a food company, where he was Vice President, Sales and Customer Development, Kraft Canada from January 2005 to June 2005, and Customer Vice President, Kroger, from 2001 to 2004. Earlier in his career, Mr. Johnson held a variety of sales and sales management positions of increasing responsibility at Nabisco Biscuit Company and Ernest & Julio Gallo Winery. Mr. Johnson holds a B.A. from Eastern Washington University.

Andrew Burke has served as our Executive Vice President, Chief Marketing Officer since January 2010. From March 2007 until January 2010, Mr. Burke was our Senior Vice President of Marketing, and from June 2006 to March 2007, Mr. Burke was our Vice President of Marketing. From 2004 until June 2006, Mr. Burke served as Vice President, Marketing for Economy Wine, Spirits, Sparkling Wine and Beverages, at Ernest & Julio Gallo Winery. From 1997 until 2004, Mr. Burke worked at Kraft Foods, Inc. in a variety of capacities, including as a Category Business Director from September 2003 to September 2004 and a Senior Brand Manager from 2001 until 2003. Prior to Kraft, Mr. Burke worked at Young & Rubicam, Inc., as an Account Supervisor and Financial Analyst, and Laura Ashley, as a financial and inventory analyst. Mr. Burke holds an M.B.A from Fordham University and a B.A. from Rutgers University.

Linda B. Segre has served as Senior Vice President, Corporate Strategy and Communications since August 2009. From September 2006 until April 2009, Ms. Segre was a Managing Director at Google.org, the corporate philanthropy organization of Google Inc., where she oversaw the climate change and global development initiatives and managed all operational aspects of the organization. From 1995 until September 2006, Ms. Segre was Vice President, Officer and Director at The Boston Consulting Group, a global management consulting firm, and served as the Managing Director of the San Francisco office from 2001 until September 2005. She first joined The Boston Consulting Group in 1987 and worked in a number of roles with increasing responsibilities until she became a Vice President in 1995. During her tenure at Boston Consulting Group, she focused on serving clients in the consumer goods and financial services sectors. From 1981 until 1985, Ms. Segre was a touring golf professional in the United States, Europe and Asia. Ms. Segre holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Stephen E. Kim has served as our Senior Vice President, General Counsel and Human Resources since January 2010. From January 2008 until January 2010, Mr. Kim was Vice President, General Counsel, and Human Resources, and from May 2005 to January 2008, he served as Vice President, General Counsel. Previously, Mr. Kim served as General Counsel for Oblix, Inc., a software company in Cupertino, California, from 2000 to March 2005. Before joining Oblix, Inc., Mr. Kim was an attorney with Wilson, Sonsini, Goodrich and Rosati, a law firm located in Palo Alto, California, from 1996 to 1999 and Weil Gotshal & Manages, a law firm located in New York, New York, from 1994 to 1996. Mr. Kim holds a B.A. from Johns Hopkins University and a J.D. from New York University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we provide an explanation and analysis of the material elements of the compensation arrangements for our Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 25 (referred to as our “named executive officers”) in the 2010 fiscal year. The purpose of this discussion is to provide the context for the presentation of the specific compensation paid to our named executive officers, as shown in the tables and narrative disclosure that follow.

Diamond Foods’s Compensation Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate executives of exceptional ability who will provide strong leadership for Diamond Foods and increase stockholder value. To that end, our executive compensation is designed to be competitive within our industry, taking into account performance and scope of responsibility, and to have a significant portion of each named executive officer’s total compensation “at-risk” through both near- and long-term incentive compensation arrangements. We design these incentives to reward accomplishment of individual goals, accomplishment of corporate strategic objectives and increases in stockholder value. Our philosophy is to analyze base salaries in the context of the median of the peer set benchmarks, with consideration given to each individual’s skill set relative to their peers in other companies, performance, tenure and importance to the organization, and to target equity awards at the 75% percentile of the peer group in recognition of our size versus companies with whom we compete for executive talent and to incent our executives to achieve the aggressive growth targets we set for the Company.

Executive Compensation Processes

Role of the Compensation Committee.  The Compensation Committee (hereinafter referred to as the “Committee” in this “Compensation Discussion and Analysis” section) of our Board makes all decisions regarding compensation for our named executive officers other than our Chief Executive Officer. With respect to the Chief Executive Officer, the Committee makes its compensation recommendations to the Board (other than Mr. Mendes and Mr. Neil) for approval. Information regarding the Committee and its role is provided on page 8 under the heading “Corporate Governance Matters — Compensation Committee.”

Benchmark Survey Data.  At the end of fiscal 2009, Radford served as a third-party compensation consultant to prepare for evaluation of executive compensation for fiscal 2010. Radford reviewed market data for base salaries, actual total cash compensation, annualized value of long-term incentive awards, and actual total direct compensation for positions comparable to those held by our named executive officers. In making its fiscal 2010 executive compensation determinations, the Committee relied on data collected by Radford, which developed benchmarks for compensation of the principal executive officer and the principal financial officer of a peer group of 11 public companies, based on their public proxy statement disclosures. The peer group consisted of the same companies we have used since prior to our 2005 initial public offering, as developed by Radford in consultation with our Board of Directors and management. Because most of the peer group companies are larger than we are, Radford adjusted the peer group compensation data using a regression formula it developed based on revenue and base salaries. Radford also developed benchmarks for executive officer compensation by analyzing the results of three third-party reports on executive compensation paid by entities in the non-durable goods manufacturing and food industries with revenues similar to ours. The reports were “Executive Compensation Survey, 2008” (William M. Mercer), “Top Management Compensation, Regression Analysis Report, 2008/2009” (Watson Wyatt Data Services) and “CDB Executive Compensation Database, 2007 Single Regression Report” (Towers Perrin). The Committee used the peer group data to assist in making compensation decisions for our Chief Executive Officer and Chief Financial Officer, since those were the positions that were most easily matched in the peer group. The Committee used the third party survey data to assist in making compensation decisions for the other named executive officers.

The peer group consisted of the following companies:

•	Kraft Foods, Inc.

•	Campbell Soup Co.

•	Hershey Foods Corp.

•	McCormick & Co., Inc.

•	The J. M. Smucker Company

•	Lance, Inc.

•	Hain Celestial Group, Inc.

•	J&J Snack Foods Corp.

•	Tootsie Roll Industries, Inc.

•	Weider Nutrition International, Inc.

•	SunOpta, Inc.

Radford recommended that compensation levels within 20% above or below the median, in the case of cash compensation, and 35% above or below the median, in the case of equity compensation, were within competitive norms for senior management level positions. Radford was not instructed to provide recommendations about the form of executive compensation, but was informed about the elements of executive compensation we use and instructed to recommend appropriate ranges for each of those compensation elements. At the end of fiscal 2010, the Compensation Committee decided to make a change in compensation consultants to provide a fresh perspective on compensation practices, since Radford had advised on compensation matters for over five years. Accordingly, the Compensation Committee retained Mercer to serve as a third-party compensation consultant to assist in evaluating executive compensation programs and amounts of executive and director compensation starting with fiscal 2011.

The Chief Executive Officer Makes Recommendations.  At the beginning of the fiscal year our Chief Executive Officer, in consultation with each individual named executive officer, develops individual goal achievement plans that become objectives to determine their annual bonuses. After completion of the fiscal year, the Chief Executive Officer reviews the executive officer’s performance relative to those individual goals and makes recommendations to the Committee about the officer’s achievement relative to his or her goals. The Chief Executive Officer also makes specific recommendations to the Committee about appropriate base salary, bonus and equity awards for each named executive officer.

Components of Executive Compensation

The material elements of compensation for our named executive officers are salaries, bonuses and equity incentives. Named executive officers also receive perquisites and participate in other programs.

Base Salary.  Base salary is one of the compensation elements that enable us to attract and retain executive talent by establishing a minimum compensation level for executives. In addition, salary increases enable us to reward superior individual performance, organizational advancement and increasing levels of responsibility. The Committee reviews the results of the compensation study performed by the compensation consultant, as described above under “— Benchmark Survey Data,” and at the end of fiscal 2009, evaluated Radford’s recommended range of base salaries as a starting point for fiscal 2010 salaries. The final determination of base salaries for our named executive officers is based on the Committee’s subjective determination, taking into consideration the Chief Executive Officer’s recommendations (for named executive officers other than himself), salary adjustments in prior years, the individual executive officer’s role in the organization, his or her performance during the prior fiscal year, and the individual’s skill set relative to peers in the industry.

Annual Bonus Incentives.  Bonus is another compensation element that enables us to attract and retain executive talent and to motivate our executive team to pursue strategic objectives by creating opportunities for significant additional compensation on an annual basis. Bonuses also create opportunities to provide general incentives for our named executive officers as a group and specific incentives for particular executives. We pay bonuses to our named executive officers under our Annual Bonus Program, which the Committee administers. Annual bonuses are intended to promote the achievement of our annual corporate financial goals and other corporate initiatives.

Under our Annual Bonus Program, the target bonuses for each of our named executive officers in the 2010 fiscal year were based on level in the organization, as follows: President & CEO — 100% of base salary; Chief Sales Officer, Chief Financial and Administrative Officer and Chief Marketing Officer — 70% of base salary; Senior Vice President, General Counsel and Human Resources — 50% of base salary and Senior Vice

President Corporate Strategy — 50% of base salary. For exceptional performance, a named executive officer may earn up to two times the target bonus. For the 2010 fiscal year, the bonus potential for named executive officers were allocated between an objective financial metric, representing 60% of bonus potential, and individual objectives, representing 40% of the bonus potential. The Committee and Board believed that earnings growth was the most important facet of Company performance during the 2010 fiscal year, and accordingly, it tied a significant proportion of bonus potential to our earnings performance.

With respect to bonuses tied to individual objectives, our Board reviews and approves an annual plan outlining our business objectives and key initiatives for the upcoming fiscal year. Each named executive officer other than the Chief Executive Officer develops a detailed plan consisting of individual goals, the achievement of which supports the annual plan. Each of the major categories of business goals and objectives contained in our corporate annual plan is supported by one or more of these individual goal achievement plans. Our Chief Executive Officer reviews and approves the individual goal achievement plans. At the end of the fiscal year, the Chief Executive Officer assesses the performance of his direct reports and assigns a bonus rating to each individual. For exceptional results, a named executive officer may earn up to two times the target bonus. The Compensation Committee reviews the Chief Executive Officer’s recommendations and approves bonus payments to these officers based on this rating.

The Committee also recommends the Chief Executive Officer bonus compensation to the Board based on the Committee’s assessment of our achievement of goals and initiatives for the year. The 2010 fiscal year annual plan against which our Chief Executive Officer’s performance was measured consisted of business goals and corporate objectives that were approved by our Board at the beginning of the 2010 fiscal year. The goals and objectives fall into the following main categories: successful completion of Kettle Foods acquisition and related debt and equity financings, completion of the first phase of Kettle Foods integration, retail growth and distribution gains, development and execution of consumer campaigns and marketing promotions, margin improvements and cost-efficiency initiatives, organizational development and recruiting, and development of systems and infrastructure to support growth.

Equity Incentives.  The Committee believes that equity awards are a key component of its executive compensation program, because they help us attract and retain executive talent by creating opportunities for extra compensation and promoting a long-term view. Our 2005 Equity Incentive Plan enables us to grant stock options, stock appreciation rights, restricted stock, and other equity awards. The Committee believes that these equity-based incentives serve the following purposes:

•	align the interests of our executives with those of other stockholders by making a portion of the executive’s compensation or net worth dependent upon the performance of our common stock;

•	create general corporate performance incentives for executives through their interest in stock options, which only have value if our stock price increases;

•	compete with executive compensation at other companies by augmenting the value of the total compensation package offered to executives without using cash; and

•	retain executives through vesting of equity awards.

The Committee makes equity awards to executive officers annually, and the Committee and Board retain discretion to make additional equity awards, for recruiting, retention or other purposes. The Chief Executive Officer presents his equity award recommendations for the named executive officers other than himself to the Committee. The recommendations take into account a range of targeted grants suggested by the compensation consultant, with the specific grant size recommendation based on the individual’s contributions during the prior fiscal year, importance to the organization and scope of responsibility. The Committee considers the Chief Executive Officer recommendations and has discretion to determine whether or not to make any equity grant and the size of any grant. The Committee takes into account the grant recommendations from the compensation consultant in the context of the total value of the other elements of the compensation package for named executive officers when making its determinations. The Committee makes recommendations to the full Board as to any equity grant for the Chief Executive Officer, with reference to benchmark data and based on company and individual performance. The Board has the discretion to determine whether to make any equity grant to the Chief Executive Officer and if so, the size of such grant.

The Committee makes annual grants either at in-person meetings or by unanimous written consent, with the stock option exercise price equal to the closing price of our common stock on the date of the meeting or the date on which all of the written consents were signed. From time to time, the Committee has acted by unanimous written consent to approve new hire option grants for newly-hired officers, in which case the Committee’s practice has been to set the stock option exercise price equal to the closing price of our common stock on the date all written consents have been signed.

In connection with our annual equity incentive grants, in fiscal 2010, named executive officers were able to participate in a cash/stock election program, which allows the individual to forego a portion of an equity grant that such individual otherwise would have been entitled, and instead receive a cash payment. The election must be made in advance of the grant of the annual equity award, and the named executive officer is not guaranteed that such a grant will be made. If the named executive officer elects to waive a portion of the grant, the cash to be paid is equal to the number of shares waived multiplied by the closing price of our common stock on the date of grant of the unwaived portion of the equity award, minus a 5% discount. The cash payment is paid in two equal installments. The first installment is payable on the two-month anniversary of the date of grant of the unwaived portion of the equity award and the second installment is payable ten months thereafter. Payment of the cash amount is subject to continued employment. The Committee believed that the 5% discount applied to the cash value of the waived shares is appropriate in light of the liquidity that the program offers to the individuals, which will have the effect of lowering the total compensation expense to Diamond Foods versus the full equity grant. The Committee decided to terminate the program starting with fiscal 2011.

Restricted stock is subject to time-based vesting, during which time the executive officer is the beneficial owner of the restricted shares and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on the Company’s common shares generally. During the 2010 fiscal year, we paid quarterly dividends at a rate of $0.045 per share.

Stock Ownership Guidelines.  In July 2008, the Board approved stock ownership guidelines for Board members and executive officers, to more closely align their interests with those of our stockholders. Under the guidelines, our Chairman of the Board is required to hold at least 75,000 shares of our common stock and all other Board members are required to hold at least 15,000 shares. Each executive officer is expected to own a number of shares equal in value to the following multiples of his or her base salary: Chief Executive Officer — 500%; Executive Vice President — 200%; Senior Vice President — 150% ; and Vice President — 150%. Shares that count toward satisfaction of these stock ownership guidelines include: shares beneficially owned by the executive or director, or by any of his or her immediate family members residing in the same household, regardless of how such shares were acquired; shares beneficially owned through any business entity controlled by such individual; shares held in trust for the benefit of the executive or director or his or her family; vested and unvested shares of restricted stock granted under our equity incentive plans; and one-third of all shares subject to stock options granted to the executive or director under our equity incentive plans. Executive officers and Board members are expected to comply with these guidelines by the later of July 31, 2011 or three years after being appointed an executive officer or being appointed or elected a member of the Board.

Severance and Change of Control Benefits.  Each of our named executive officers is covered by an arrangement under which the executive officer will receive payments in the event employment is terminated after a change of control of Diamond Foods. Payments vary from one to three times salary, based on position and tenure in the company. In addition, if we terminate our Chief Executive Officer without cause, he is entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, as well as outplacement services. Finally, under our 2005 Equity Incentive Plan, all outstanding equity awards will vest upon a change of control of Diamond Foods if not assumed by the acquirer. We believe that these benefits are competitive in the industry and assist in recruiting and retaining executive officers. For more information, please refer to “Potential Payments upon Employment Termination and Change of Control Events,” which begins on page 31.

Retirement Plans.  The executive officers participate in the same 401(k) plan on the same terms provided to all administrative employees. Pursuant to the 401(k) plan, we make a contribution of 3% of base salary into 401(k) accounts, up to a maximum of $7,350 per year. In addition, the Chief Executive Officer participates in Diamond Foods Retirement Restoration Plan, a non-qualified supplemental retirement plan that provides supplemental benefits upon retirement. This retirement program, which was first implemented in 1989, was established to incent and retain senior executives by rewarding long-term contributions by providing income security upon retirement. We do not consider the 401(k) plan an important element of our executive compensation arrangements. For more information regarding the Diamond Foods Retirement Restoration Plan, please see “Pension Benefits” on page 29.

Perquisites.  We provide executive officers with perquisites and other personal benefits that we believe are consistent with our overall compensation program, in order to enable us to attract and retain executives. The Committee periodically reviews the types of perquisites and other personal benefits provided to executive officers, and does not consider perquisites an important element of our executive compensation arrangements. Historically, the Company provided tax gross up reimbursements for certain discrete items, such as relocation expense and financial planning services. Commencing with calendar 2011, the Committee has decided to terminate these traditional tax gross up benefits.

Analysis of Risk.  In establishing and reviewing our executive compensation practices, the Committee considers whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The executive compensation program is intended to reflect a balanced approach to compensation and to use both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While our annual bonus plan focuses on achievement of annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, 60% of annual bonus for named executive officers is based on objective measures, as determined by the Board, and 40% is based on individual performance criteria that support corporate strategic initiatives. The Committee believes that the annual bonus plan appropriately balances risk and the desire to focus executives on specific annual goals important to our success, and that it does not encourage unnecessary or excessive risk taking.

The majority of compensation provided to our named executive officers is in the form of equity awards that further align executives’ interests with those of stockholders. The Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to our stock price. Since grants are subject to long-term vesting schedules, the grants help ensure that executives have significant value tied to long-term stock price performance. Our current practice is to grant executives a mixture of stock options, which only have value if the stock price increases after the option is granted, and restricted stock, which provides a significant retention tool in keeping executive-level talent. On an annual basis, the Committee has discretion to determine whether to grant, in the case of the executive officers other than the Chief Executive Officer, or recommend to the Board, in the case of the Chief Executive Officer, whether to use a mix of different forms of equity grants or to use a single type of equity award, depending on the recommendation of the compensation consultant and the Committee’s determination of the optimal method to incent and retain the named executive officers.

Compensation Decisions for the 2010 Fiscal Year

The Compensation Committee’s specific compensation decisions for each of our named executive officers’ 2010 fiscal year executive compensation are described in the following paragraphs.

Base Salary and Stock Awards

Mr. Mendes

Base Salary:  In June 2009, the Committee recommended, and the Board approved, a 6% increase in base salary for Mr. Mendes from $610,000 to $646,600, effective in mid-August 2009. Prior to the adjustment,

Mr. Mendes’ salary was 14% below the median of the benchmark data for our peer group companies (after adjusting for size), and the increase better aligned his salary with the median competitive range and recognized his individual performance during the 2009 fiscal year.

Stock Awards:  In the 2010 fiscal year, the Committee recommended, and the Board approved, a restricted stock grant of 37,500 shares to Mr. Mendes as a result of our strong performance during the prior fiscal year and Mr. Mendes’ leadership in accomplishing those results.

Mr. Neil

Base Salary:  In June 2009, the Committee approved a 3% increase in base salary from $416,000 to $428,480, effective in mid-August 2009. The 3% increase was the median merit increase for executives indicated by survey data, as recommended by the compensation consultant.

Stock Awards:  In the 2010 fiscal year, the Committee approved a restricted stock grant of 15,000 shares to Mr. Neil as a result of our strong performance during the prior fiscal year and Mr. Neil’s individual contributions in achieving such results.

Mr. Johnson

Base Salary:  In June 2009, the Committee approved a 3% increase in base salary from $390,000 to $401,700. The 3% increase was the merit increase for executives indicated by survey data, as recommended by the prior compensation consultant engaged at the time the increase was approved.

Stock Awards:  In the 2010 fiscal year, the Committee approved a restricted stock grant of 15,000 shares to Mr. Johnson as a result of our strong performance during the prior fiscal year and Mr. Johnson’s individual contributions in achieving such results.

Mr. Burke

Base Salary:  In June 2009, the Committee approved a 3% increase in base salary from $256,400 to $264,092, effective in mid-August 2009. The 3% increase was the median merit increase for executives indicated by survey data, as recommended by the compensation consultant. In January 2010, Mr. Burke was promoted to Executive Vice President, Chief Marketing Officer in recognition of his additional responsibilities in managing pricing and his importance to the organization. As a result of his promotion, the Committee approved an 8% increase in Mr. Burke’s salary to $285,000.

Stock Awards:  In the 2010 fiscal year, the Committee approved a restricted stock grant of 5,500 shares to Mr. Burke as a result of our strong performance during the prior fiscal year and his individual contributions in achieving such results.

Mr. Kim

Base Salary:  In June 2009, the Committee approved an increase in base salary from $220,000 to $250,000 effective in mid-August 2009. Prior to the adjustment, Mr. Kim’s salary was below the size-adjusted median of the benchmark data described in “Compensation Discussion and Analysis — Executive Compensation Process — Benchmark Survey Data,” and the increase better aligned his salary with the median. In January 2010, Mr. Kim was promoted to Senior Vice President, General Counsel and Human Resources in recognition of his additional responsibilities in managing the Human Resource function and contributions to the organization. As a result of his promotion, the Committee approved an 8% increase in Mr. Kim’s salary to $270,000.

Stock Awards:  In the 2010 fiscal year, the Committee approved a restricted stock grant of 5,000 shares to Mr. Kim as a result of our strong performance during the prior fiscal year and his individual contributions in achieving such results.

Ms. Segre

Base Salary:  In August 2009, the Committee approved Ms. Segre’s starting base salary of $250,000 offered in connection with her joining Diamond Foods. The salary was established based on her position within the Company, internal pay equity and her prior compensation history. The Committee believed the starting salary amount was consistent with the compensation for individuals with similar responsibilities and experience for the role.

Stock Awards:  In connection with Ms. Segre joining Diamond Foods in August 2009, the Committee approved a new hire grant of 10,000 shares of restricted stock and an option to purchase 10,000 shares of common stock. The Committee believed the new hire grant amounts were necessary to recruit and retain Ms. Segre.

Annual Bonus Program

Bonus tied to financial metric

For the 2010 fiscal year, the financial metric target for the objective portion of our Annual Bonus Program was $1.80 earnings per share. In March 2010, we acquired Kettle Foods, and we issued 5.175 million shares of our common stock in an underwritten public offering to fund a portion of the acquisition consideration. Under applicable accounting rules, earnings per share for the full 2010 fiscal year would be based on an average share count for the year, even though the share issuance occurred seven months into the year, which had the accounting result of diluting earnings per share for the periods preceding the equity offering. Therefore, the Compensation Committee decided to use the sum of the non-GAAP earnings per share reported by the Company for each quarter, which reflected the shares outstanding for each period in which the respective earnings were generated. Accordingly, Diamond Foods achieved $2.00 earnings per share for bonus purposes, resulting in maximum performance under the bonus program. As a result, the named executive officers received the following bonus amounts:

Named Executive Officer	Target Bonus Amount	Actual Bonus Amount

Michael J. Mendes	$435,000 (60% of base salary)	$870,000
Steven M. Neil	$188,748 (42% of base salary)	$377,496
Lloyd J. Johnson	$173,922 (42% of base salary)	$347,844
Andrew Burke	$123,312 (42% of base salary)	$246,624
Stephen E. Kim	$83,430 (30% of base salary)	$166,860
Linda B. Segre	$78,000 (30% of base salary)	$156,000

Bonus tied to individual objectives

Mr. Mendes received 200% of the target amount attributable to accomplishment of his 2010 fiscal year objectives, resulting in a bonus payment of $580,000. The Board considered the following performance in determining the individual goal performance element of Mr. Mendes’ non-equity incentive plan award:

Individual Objective	Assessment

Snack growth	Achieved 70% snack growth and record Emerald and Pop Secret market share.
Net income growth	Increased net income by 53% and achieved double digit EPS growth despite a 31% increase in shares outstanding.
Kettle Acquisition	Acquired Kettle Foods, doubling Diamond Foods’s enterprise value, and drove debt and equity financing on a rapid timetable. Stock price achieved record highs upon completion of equity offering. Completed first phase of Kettle Foods acquisition and combined sales organizations and marketing organizations to provide unified go-to-market front for customers.
Shareholder Value	Outperformed Dow Jones Food Index by 400%.

Mr. Neil received 200% of the target amount attributable to accomplishment of individual objectives for the 2010 fiscal year, resulting in a bonus payment of $251,664. The Committee considered Mr. Neil’s performance in successfully closing the Kettle Foods acquisition, including the related equity offering and debt financing transactions, managing the integration process, executing operational and cost-efficiency initiatives, driving infrastructure improvements in investor relations, accounting and information technology functions, and driving new product introductions and improvements in the Pop Secret operations.

Mr. Johnson received 190% of the target amount attributable to accomplishment of individual objectives for the 2010 fiscal year, resulting in a bonus payment of $220,301. The Committee considered Mr. Johnson’s performance in achieving net sales targets and record market share, driving distribution of core products, executing promotional strategies, implementing a new sales organizational design, and integrating backroom sales functions into the national broker.

Mr. Burke received 178% of the target amount attributable to accomplishment of individual objectives for the 2010 fiscal year, resulting in a bonus payment of $146,330. The Committee considered Mr. Burke’s performance in achieving net sales targets, record market share and distribution gains, development of new product and brand-building initiatives, and integrating the Diamond Foods and Kettle Foods marketing operations.

Mr. Kim received 190% of the target amount attributable to accomplishment of individual objectives for the 2010 fiscal year, resulting in a bonus payment of $105,678. The Committee considered Mr. Kim’s performance in managing litigation matters, driving development of Diamond Foods’ patent portfolio, execution of the Kettle Foods acquisition and equity offering, negotiation and completion of a new collective bargaining agreement with the union representing Diamond Foods’ Stockton, California facility, and analyzing and developing compensation systems to incent performance and development of Diamond Foods’ intellectual property portfolio.

Ms. Segre received 161% of the target amount attributable to accomplishment of individual objectives for the 2010 fiscal year, resulting in a bonus payment of $91,000. The Committee considered Ms. Segre’s contributions in the Kettle Foods acquisition and equity offering, accomplishments in increasing analyst coverage and building the investor relations infrastructure and driving Diamond Foods’ corporate communications function.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Diamond Foods’ Annual Report on Form 10-K for the year ended July 31, 2010.

COMPENSATION COMMITTEE

Robert J. Zollars, Chairman
Laurence M. Baer
Glen C. Warren

Summary of Executive Compensation

The following table presents information about the compensation for the 2010 fiscal year awarded to, earned by or paid to our named executive officers serving in that capacity as of July 31, 2010. We also provide benefits to our executive officers that are generally available to all of our employees.

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

Michael J. Mendes	2010	645,192	914,007	(5)	1,043,587	—	1,450,000	146,135	143,989	(6)	4,342,910
Chairman, President	2009	607,329	836,570		880,565	—	1,280,268	23,116	225,606		3,853,454
and Chief Executive Officer	2008	537,342	—		1,398,320	—	610,000	8,971	358,069		2,912,702
Steven M. Neil	2010	428,000	258,044	(5)	417,435	—	629,160	—	62,589	(7)	1,795,228
Executive Vice	2009	415,385	119,510		125,795	—	593,874	—	64,442		1,319,005
President, Chief Financial and Administrative Officer	2008	161,539	25,000		822,105	264,380	121,333	—	12,101		1,406,457
Lloyd J. Johnson	2010	401,250	198,289	(5)	417,435	—	568,145	—	94,546	(8)	1,679,665
Executive Vice President, Chief Sales Officer	2009	352,500	50,000		924,957	358,482	553,944	—	52,532		2,292,415
Andrew Burke	2010	269,493	132,461	(5)	153,059	—	329,954	—	27,627	(9)	975,594
Executive Vice	2009	256,019	119,510		125,795	—	259,867	—	21,206		782,397
President, Chief Marketing Officer	2008	245,192	—		262,185	—	116,181	—	21,306		644,594
Stephen E. Kim	2010	259,231	99,559	(5)	139,145	—	272,538	—	33,233	(10)	803,706
Senior Vice President,	2009	219,139	66,926		105,668	—	220,725	—	30,747		643,205
General Counsel and Human Resources	2008	196,431	—		174,790	—	91,575	—	29,724		492,520
Linda B. Segre	2010	235,577	—		329,990	151,868	247,000	—	14,276	(11)	978,711
Senior Vice President, Corporate Strategy

(1)	Represents the fair value of equity grant on the date of grant, even though the grant is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The fair value of these grants is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.

(2)	Represents the fair value of equity grant on the date of grant, even though the grant is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The fair value of these grants is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.

(3)	Reflects amounts earned on annual non-equity incentive plan awards.

(4)	Represents the increase in present value of accumulated benefits accrued under the Diamond Foods Retirement Restoration Plan, in which the Chief Executive Officer participates.

(5)	Except as otherwise indicated, amounts in this column represent payments under our cash/stock election program. The cash/stock election program was discontinued in the 2010 fiscal year.

(6)	Includes $21,822 in tax gross up payments. The remaining amounts are comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, health club membership, office parking, financial planning services, and life insurance and health insurance premium payments.

(7)	Includes $1,268 in tax gross up payments. The remaining amounts are comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, health club membership, office parking, and life insurance and health insurance premium payments.

(8)	Includes $30,713 in tax gross up amounts. The remaining amounts are comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, temporary housing costs, health club membership, office parking, financial planning services, car allowance payments, and life insurance and health insurance premium payments.

(9)	Includes $1,673 in tax gross up amounts. The remaining amounts are comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, health club membership, office parking, and life insurance and health insurance premium payments.

(10)	Includes $1,866 in tax gross up payments. The remaining amounts are comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, health club membership, office parking, and life insurance and health insurance premium payments.

(11)	The remaining amounts are comprised of 401(k) contributions, dividends on restricted stock awards, and life insurance and health insurance premium payments.

2010 GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Number of	or Base	Value of
		Non-Equity Incentive Plan			Equity Incentive Plan			of Shares	Securities	Price of	Stock and
		Awards(1)			Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Michael J. Mendes	9/22/09	0	725,000	1,450,000	—	—	—	—	—	—	—
	8/07/09	—	—	—	—	—	—	37,500	—	—	1,043,587	(2)
Steven M. Neil	N/A	0	314,580	629,160	—	—	—	—	—	—	—
	8/07/09	—	—	—	—	—	—	15,000	—	—	417,435	(2)
Lloyd J. Johnson	9/22/09	0	289,870	579,740	—	—	—	—	—	—	—
	8/07/09	—	—	—	—	—	—	15,000	—	—	417,435	(2)
Andrew Burke	9/22/09	0	205,520	411,040	—	—	—	—	—	—	—
	8/07/09	—	—	—	—	—	—	5,500	—	—	153,060	(2)
Stephen E. Kim	9/22/09	0	139,050	278,100	—	—	—	—	—	—	—
	8/07/09	—	—	—	—	—	—	5,000	—	—	139,145	(2)
Linda B. Segre	9/22/09	0	130,000	260,000	—	—	—	—	—	—	—
	10/01/09	—	—	—	—	—	—	10,000	—	—	329,990	(3)
	10/01/09	—	—	—	—	—	—	—	10,000	33.00	151,868	(3)

(1)	Reflects potential payouts of amounts that could have been earned with respect to the 2010 fiscal year threshold, target and maximum levels under the Diamond Foods Annual Bonus Program. Under the Annual Bonus Program, named executive officers could receive no payment if performance objectives are not met. Accordingly, the “Threshold” amounts are $0.

(2)	This award of restricted stock was granted under the 2005 Equity Incentive Plan. The restricted stock vests as to one-fourth of the shares on each anniversary of grant. Amounts shown represent the grant date fair value under ASC Topic 718 of the restricted stock grants without giving effect to any forfeiture rate.

(3)	Ms. Segre joined Diamond Foods in August 2009, in connection with which she received a new hire grant of 10,000 shares of restricted stock and an option to purchase 10,000 shares of common stock, each of which was granted under the 2005 Equity Incentive Plan. The restricted stock vests as to one-fourth of the shares on the first four grant date anniversaries. Amounts shown represent the grant date fair value under ASC Topic 718 of the restricted stock grants without giving effect to any forfeiture rate. The option vests as to one-fourth of the subject shares on the first anniversary of the grant date and quarterly thereafter over the following 12 quarters. The options have a maximum term of ten years subject to earlier termination upon cessation of service to Diamond Foods. Amounts shown in this column represent the grant date fair value under ASC Topic 718 of the stock options without giving effect to any forfeiture rate.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
											Equity	Equity
					Equity						Incentive	Incentive
					Incentive					Market	Plan Awards:	Plan Awards:
					Plan Awards:					Value of	Number of	Market or
	Number of				Number of			Number of		Shares or	Unearned	Payout Value
	Securities		Number of		Securities			Shares or		Units of	Shares, Units	of Unearned
	Underlying		Securities		Underlying			Units of		Stock	or Other	Shares, Units or
	Unexercised		Underlying		Unexercised	Option		Stock that		that	Rights that	Other Rights
	Options (#)		Unexercised		Unearned	Exercise	Option	have Not		have Not	have Not	that have
	Exercisable		Options (#)		Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	(1)		Unexercisable		(#)	($)	Date	(#)(2)		($)(3)	(#)	($)

Michael J. Mendes	253,333		—		—	17.00	7/20/15	40,000	(4)	1,781,600	—	—
	213,750	(5)	11,250	(5)	—	17.07	10/25/15	35,000	(6)	1,558,900	—	—
	63,288		—		—	21.00	1/10/16	37,500	(7)	1,670,250	—	—
Steven M. Neil	10,000		—		—	17.00	7/20/15	33,750	(8)	1,503,225	—	—
	10,000		—		—	15.01	7/20/16	5,000	(6)	222,700	—	—
	10,000		—		—	17.03	7/20/17	15,000	(7)	668,100	—	—
	22,500	(9)	22,500	(9)	—	18.27	3/25/18	—		—	—	—
Lloyd J. Johnson	8,250	(10)	24,750	(10)	—	28.03	9/30/18	24,750	(11)	1,102,365	—	—
								15,000	(10)	668,100	—	—
Andrew Burke	15,000		—		—	14.93	6/19/16	7,500	(4)	334,050	—	—
	11,249	(12)	3,751	(12)	—	15.83	3/14/17	5,000	(6)	222,700	—	—
								5,500	(7)	244,970	—	—
Stephen E. Kim	10,387		—		—	17.00	7/20/15	5,000	(4)	222,700	—	—
	7,000		—		—	21.00	1/10/16	4,200	(6)	187,068	—	—
Linda B. Segre	—							5,000	(7)	222,270	—	—
			10,000	(13)		33.00	10/01/20	10,000	(14)	445,400	—	—

(1)	All options set forth in the table have a ten-year term. The unvested portion of an option will expire prior to its stated expiration date in the event of the optionee’s termination of employment.

(2)	Represents restricted stock awards that vest subject to continued employment with Diamond Foods.

(3)	The market value of the unvested restricted shares was computed using $44.54, which was the closing price of Diamond Foods common stock on July 30, 2010.

(4)	These shares were granted on August 9, 2007, and vest in four equal annual installments on the anniversary of the grant date, until fully vested on August 9, 2011.

(5)	From 2001 until October 2005, Mr. Mendes was the beneficiary of a Long Term Incentive Compensation program (“LTIC”), pursuant to which Diamond Foods agreed to provide Mr. Mendes with annual cash benefits over a ten year period, with payments to begin as early as Mr. Mendes’ 50th birthday, under certain circumstances. To better align Mr. Mendes’ interests with those of our stockholders, on October 25, 2005, the Board approved terminating the LTIC and granted Mr. Mendes an option to purchase 225,000 shares of our common stock. The option vests over five years, with options to purchase 20% of the shares vesting on October 25, 2006, and the remainder vesting on a pro rata basis on each quarterly anniversary thereafter over the next four years. The option became fully vested on October 25, 2010.

(6)	These shares were granted on August 8, 2008, and vest in two equal annual installments on the third and fourth anniversaries of the grant date, until fully vested on August 8, 2012.

(7)	These shares were granted on August 7, 2009 and vest in two equal annual installments on the third and fourth anniversaries of the grant date, until fully vested on August 7, 2013.

(8)	These shares were granted on March 25, 2008 in connection with Mr. Neil’s employment with Diamond Foods, and vest in four equal annual installments on the anniversary of the grant date, until fully vested on March 25, 2012.

(9)	These options were granted on March 25, 2008 in connection with Mr. Neil’s employment with Diamond Foods. One-fourth of the options vested on the first anniversary of the grant date, and the balance vest in 12 equal quarterly installments thereafter until fully vested on March 25, 2012.

(10)	These options were granted on September 30, 2008 in connection with Mr. Johnson’s employment with Diamond Foods. One-fourth of the options vested on September 30, 2009, and the balance vest in 12 equal quarterly installments thereafter until fully vested on September 30, 2012.

(11)	These shares were granted on September 30, 2008 in connection with Mr. Johnson’s employment with Diamond Foods, and vest in four equal annual installments on the anniversary of the grant date, until fully vested on September 30, 2012.

(12)	These options were granted on March 14, 2007 in connection with Mr. Burke’s promotion to Senior Vice President, Marketing. One-third of the options vested on March 14, 2008, and the balance vest in eight equal quarterly installments thereafter until fully vested on March 14, 2010.

(13)	These options were granted on October 1, 2009 in connection with Ms. Segre’s employment with Diamond Foods. One-fourth of the options vest on August 17, 2010, and the balance bests in 12 equal quarterly installments thereafter until fully vested on August 16, 2013.

(14)	These shares were granted on October 1, 2009 in connection with Ms. Segre’s employment with Diamond Foods, and vest in four equal annual installments on the anniversary of August 17, 2009, until fully vested on August 17, 2013.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

Michael J. Mendes	—	—	27,034	782,105
Steven M. Neil	—	—	—	—
Lloyd J. Johnson	—	—	8,250	261,690
Andrew Burke	—	—	3,750	102,188
Stephen E. Kim	—	—	3,167	90,610
Linda B. Segre	—	—	—	—

(1)	Represents shares of restricted stock that vested during fiscal 2010.

(2)	Calculated using the closing price of our common stock on the date of vesting.

PENSION BENEFITS

We maintain the Diamond Foods Retirement Restoration Plan, a defined benefit pension plan that provides unfunded, non-qualified benefits. The normal retirement benefit provided under the Retirement Restoration Plan is payable as a ten-year certain and life annuity beginning at age 60. The benefit is the amount by which the monthly target benefit under the plan exceeds the monthly benefit that was paid out in a prior year from the Diamond Foods, Inc. Pension Plan, a qualified defined benefit pension plan we sponsored previously but then terminated. The target benefit under the Retirement Restoration Plan is the amount resulting from the formula below that produces the higher benefit:

•	2% of the annual average compensation multiplied by years of credited service. Once this amount is calculated, subtract 1% multiplied by the social security benefit payable multiplied by the years of credited service (not to exceed 40 years).

•	3% of the annual average compensation multiplied by years of credited service (not to exceed 15 years). Once this amount is calculated, add 1/2% of the annual average compensation multiplied by the years of credited service that exceed 15 years. Once this amount is added, subtract 3 1/3% of the social security benefit payable multiplied by the years of credited service (not to exceed 15 years).

For the purposes of these calculations, annual average compensation is the highest average of annual compensation over five consecutive years out of the ten years preceding the earlier of the date of termination of employment and the participant’s 65th birthday. Compensation includes base salary and bonus, but excludes restricted stock awards.

Benefits are payable after the first to occur of the following:

•	Death

•	Disability

•	Termination of employment

•	Age 55

Benefits are reduced for commencement before age 60 as follows:

•	If the participant is at least age 50 with 10 or more years of service, the reduction is 1/3% per month for each month commencement precedes age 60.

•	Otherwise, the reduced benefit is the actuarial equivalent of the benefit commencing at age 60, based on 8% interest and Revenue Ruling 2001-62 mortality.

Benefits are paid as a single cash payment (lump sum) equal to the actuarial present value of the early retirement benefit. The lump sum amount is determined using the basis set forth in the General Agreement on Tariffs and Trade — Retirement Protection Act of 1994 (“GATT”), utilizing the average 30-year T-bond rate for the month two months prior to the month of distribution. The higher the interest rate, the lower the lump sum, and vice versa.

Alternatively, the participant may elect to receive his benefit as an annuity and/or at a later time, but only after filing a written request that satisfies IRC Section 409A timing rules.

The Retirement Restoration Plan currently allows the participant to choose from a number of methods to receive accrued benefits, which include the following:

•	Single life annuity — A single life annuity provides a monthly benefit until death.

•	Life annuity with 5 or 10 years certain — Under this form, the participant receives a monthly benefit for life. If death occurs before the end of the 5 or 10 years, the designated beneficiary will receive the same monthly benefit for the remainder of the 5 or 10 year period.

•	Joint and survivor annuity — Under this form, the participant receives a monthly benefit paid for life. If the participant dies before their beneficiary, the beneficiary receives the selected percentage (50%, 66 2/3%, 75%, or 100%) of that monthly benefit for the rest of his or her life.

•	Lump sum payment — described above.

•	Any other payment form agreed to by Diamond Foods and the participant.

Determination of Value

The amounts shown below are based on retirement at age 60, which is the earliest age at which an unreduced retirement benefit is payable under the Retirement Restoration Plan. Other key assumptions used to determine the amounts are as follows:

•	An interest rate of 4.7%, the FASB ASC 715-30 discount rate as of July 31, 2010. The discount rate as of July 31, 2009 was 5.8%.

•	The value of benefits under the Retirement Restoration Plan has been determined assuming the benefit is received as a lump sum, with the conversion based on a 4.7% interest rate and the unisex Revenue Ruling 2001-62 mortality table. The conversion as of July 31, 2009 was based on a 5.5% interest rate assumption.

Our Chief Executive Officer currently is the sole participant in the Retirement Restoration Plan. The table below shows for him the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the Retirement Restoration Plan. The years of credited service are years of service while employed by us, and no additional years of credited service have been granted.

2010 Pension Benefits

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Michael Mendes	Retirement Restoration Plan	17.8	3,945,924	—

Potential Payments upon Employment Termination and Change-of-Control Events

We have entered into change-of-control agreements with our executive officers. Under these agreements, if we sell all or substantially all of our assets, complete a merger after which our stockholders before the merger do not own more than 50% of the surviving or successor entity’s outstanding voting securities after the merger, or any person or entity acquires 50% or more of our outstanding voting securities, and then after such change of control the successor entity terminates the executive officer without cause (as defined below) or the executive officer terminates his employment for good reason (as defined below), then the vesting of the executive officer’s restricted stock and stock options will accelerate and the executive officer will become entitled to receive severance payments equal to a multiple of his or her current yearly salary and maximum bonus. The multiple is three times for Mr. Mendes, two times for Mr. Neil and Mr. Johnson and one time for Mr. Burke, Mr. Kim, and Ms. Segre. In addition, if an executive officer elects to continue medical and/or dental coverage after termination, such executive officer will receive a monthly payment equal to the premium(s) for the coverage elected for such executive officer and dependents of such executive officer.

Under these agreements, the term “cause” means termination of employment due to the executive officer’s willful and continued failure to perform his or her duties to Diamond Foods or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the executive officer, provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the executive officer has not substantially performed his or her duties, or the executive officer’s conviction of or plea of guilty or nolo contendere to felony criminal conduct.

Under these agreements, the term “good reason” means in each case without the executive officer’s consent or waiver: a material diminution of the executive officer’s duties or authority with Diamond Foods, or the assignment of duties and responsibilities inconsistent with his or her status at Diamond Foods, as of the date of the change of control; a reduction in base salary or material reduction in benefits as of the date of the change in control without the express written consent of the executive officer; any breach by us of any of our material obligations under our agreements with the executive officer; or a reassignment that requires the executive officer to move his or her principal work location more than 50 miles.

In addition, in connection with commencement of his employment as Chief Executive Officer, we agreed to provide Mr. Mendes with termination benefits independent of a change of control transaction. If we terminate Mr. Mendes’ employment for any reason other than due to his willful breach of duty, habitual neglect of duty or continued incapacity to perform, he is entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, and we have agreed to provide him with up to $10,000 in outplacement services.

The table below presents estimated payments and benefits that would have been provided to each of our named executive officers assuming their respective terminations as of July 31, 2010 (pursuant to a change of control agreement with respect to the named executive officers other than Mr. Mendes, and pursuant to an employment letter agreement with respect to Mr. Mendes). As a condition of receiving any severance benefits in connection with the change of control agreements, the executive must execute a full waiver and release of all claims in our favor and agree to abide by covenants regarding confidentiality, non-solicitation of employees, non-interference with our business relationships and non-competition. In addition to the benefits described in the tables below, upon termination of employment executive officers may be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	Michael Mendes	Steven Neil	Lloyd Johnson	Andrew Burke	Stephen Kim	Linda Segre

Termination after Change of Control:
Severance — Multiple of base salary and maximum Annuals\Bonus Program award	$6,525,000	$2,157,120	$1,987,680	$704,640	$556,200	$520,000
Post-termination COBRA reimbursement for 18 months	23,876	23,876	23,876	23,876	23,876	23,876
Acceleration of unvested restricted stock(1)	5,010,750	2,394,025	1,770,465	801,720	632,468	445,400
Acceleration of unvested options(1)	309,038	591,075	136,208	—	—	115,400

Total	$11,868,664	$5,166,096	$3,918,229	$1,530,236	$1,212,544	$1,104,676

Voluntary Retirement:
Payment under Retirement Restoration Plan(2)	$3,945,924	$—	$—	$—	$—	$—

Involuntary Termination:
Post-termination outplacement services	$10,000	$—	$—	$—	$—	$—
Post-termination base salary, health and welfare benefit continuation (12 months)(3)	740,516	—	—	—	—	—

Total	$750,516	$—	$—	$—	$—	$—

(1)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $44.54 per share, which was the closing price of our stock on July 30, 2010.

(2)	Amounts reflect estimated lump-sum present value of non-qualified retirement plan benefits.

(3)	Amounts reflect 12 months of base salary and COBRA reimbursements as of July 31, 2010.

DIRECTOR COMPENSATION

Non-employee members of our Board are compensated through cash retainers and stock option awards. For the 2010 fiscal year, each member received an annual retainer of $50,000, and the chairman of the Board received an additional annual retainer of $10,000. Members of Board committees receive annual retainers as well, as follows: Audit Committee chair — $18,000 and other Audit Committee members — $8,000; Compensation Committee chair — $12,000 and other Compensation Committee members — $7,000; Nominating & Governance Committee chair — $9,000 and other Nominating & Governance Committee members — $4,000. All of our directors are reimbursed for their reasonable expenses in attending Board and Board committee meetings but receive no other fees for attending meetings.

Upon initial appointment or election to our Board, each non-employee director receives an automatic grant of restricted stock and an automatic stock option grant, under our 2005 Equity Incentive Plan. The number of shares of restricted stock is equal to $120,000 divided by the closing price of our stock on the date of grant. We retain the right to repurchase these shares for the nominal purchase price until they are vested. The restricted shares vest in three equal annual installments, commencing with the first anniversary of the date of grant, provided the director remains in continuous service as a director through that date. Prior to vesting, the director is entitled to vote and receive dividends with respect to such shares, but not to transfer them. Each award will become fully vested if we are acquired prior to or at the time of the director’s termination of service. Each non-employee director also receives an automatic grant of an option to purchase 10,000 shares of our common stock, at an exercise price per share equal to the fair market value of our common stock on the date of grant. These automatic option grants have ten-year terms and will terminate six months following the date the director ceases to be one of our directors or consultants or 12 months following that date, if the termination is due to death or disability. Each automatic grant of options vests and becomes exercisable in full on the anniversary of the date of grant, provided the director remains in continuous service as a director through that date. In addition, each option award will become fully vested and exercisable if we are acquired prior to or at the time of the director’s termination of service.

The following table shows the compensation earned in the 2010 fiscal year by members of our Board:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)

Laurence M. Baer	57,000	—	112,988	169,988
Edward A. Blechschmidt	68,000	39,991	126,224	234,215
John J. Gilbert	60,000	—	112,988	172,988
Robert M. Lea	50,000	—	112,988	162,988
Dennis Mussell	62,000	—	112,988	174,988
Joseph P. Silveira	58,000	—	112,988	170,988
Glen C. Warren	66,000	—	112,988	178,988
Robert J. Zollars	66,000	—	112,988	178,988

(1)	The amounts shown in this column represent compensation expense recognized for financial reporting purposes during the 2010 fiscal year in accordance with ASC Topic 718 related to the awards of restricted shares granted to Board members, without regard to forfeitures. Additional information regarding our ASC Topic 718 assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K.

(2)	All of the non-employee directors other than Mr. Blechschmidt received an automatic award of an option to purchase 10,000 shares of our common stock on July 20, 2010 at an exercise price of $43.24 per share. Mr. Blechschmidt, who joined the Board on March 25, 2008, received an automatic award of an option to purchase 10,000 shares of our common stock on March 25, 2010, at an exercise price of $42.37 per share. The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2008 in accordance with ASC Topic 718 related to options to purchase common stock granted to Board members, without regard to forfeitures. Additional information regarding our ASC Topic 718 assumptions can be found in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Laurence M. Baer, Glen C. Warren and Robert J. Zollars. None of the members of the Compensation Committee is, or was at any time, an officer or employee of Diamond or any of its subsidiaries. None of our executive officers serves or has served on the Board or Compensation Committee of any entity that has one or more executive officers serving an our Board or Compensation Committee during the most recently completed fiscal year.

Equity Compensation Plan Information

The following table sets forth information as of July 31, 2010 regarding equity awards under our 2005 Equity Incentive Plan:

Equity Compensation Plan Information Table

Weighted
	Number of Securities	Average Exercise
	to be Issued Upon	Price of	Number of Securities
	Exercise of	Outstanding	Available for Future
	Outstanding Options,	Options, Warrants	Issuance Under Equity
	Warrants and Rights	and Rights	Compensation Plans

Equity compensation plans approved by security holders	1,451,963	$21.11	731,522 (1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,451,963	$21.11	731,522 (1)

(1)	All of the shares available for grant under the 2005 Equity Incentive Plan may be issued in the form of stock options, restricted stock, stock bonuses, stock appreciation rights or restricted stock units. Under the terms of our 2005 Equity Incentive Plan, on the first business day of each fiscal year through 2014, the aggregate number of shares reserved and available for grant and issuance pursuant to the plan is automatically increased by a number of shares equal to 2% of the total outstanding shares as of the immediately preceding July 31, or a lesser number of shares determined by our Board, provided that no more than 25,000,000 shares may be issued pursuant to the exercise of incentive stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transactions must be reviewed and approved by the Audit Committee or another independent body of the Board in accordance with the written Audit Committee Charter.

Other than the arrangements described in “Corporate Governance and Board of Directors Matters — Independent Directors,” “Executive Compensation,” “Director Compensation” and the transactions described below, since August 1, 2009 there has not been, and there currently is not proposed, any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or exceeds $120,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Grower Payments

We have paid members of our Board who are currently growers from whom we purchase walnuts, or an affiliate of such growers, for walnut products we received from them in the ordinary course of our business.

The following table shows the payments received by the directors who also sold walnuts to us in fiscal 2010 and fiscal 2011 through October 25, 2010:

	Fiscal	Grower
Name	Year	Payments

John J. Gilbert(1)	2011	$1,022,660
	2010	$1,916,048
Robert M. Lea	2011	$284,952
	2010	$557,853

(1)	Represents amounts paid to Rio Oso Groves, Inc., of which Mr. Gilbert is an owner and executive officer, and to Gilbert Orchards, a corporation of which Mr. Gilbert is an owner and executive officer.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages resulting from breach of fiduciary duty as directors, except for liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we:

•	must indemnify its directors and executive officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•	may indemnify our other employees and agents to the same extent that we indemnified our directors and executive officers, unless otherwise required by law, our certificate of incorporation, bylaws or agreements; and

•	must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification provided in our certificate of incorporation and bylaws and to provide additional procedural protections. Presently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain liability insurance for our directors and officers and have obtained a rider to this coverage for securities matters.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our Bylaws. Under SEC rules, any stockholder who intends to present a proposal at our 2012 annual meeting of stockholders must submit the proposal, in writing, so that we receive it at our principal executive offices no later than July 26, 2011 in order for the proposal to be included in our proxy statement and proxy for the 2012 annual meeting. Stockholders wishing to present a proposal at our 2012 annual meeting of stockholders or to nominate a person to our Board at the 2012 annual meeting of stockholders (but not include such nomination in the proxy statement)

must submit such proposal or nominee to us no earlier than October 5, 2011 and no later than November 4, 2011 if they wish for it to be eligible for presentation at our 2012 annual meeting. To be valid, submission of a director nominee must include the information contained in Section 1.11(a)(ii) of our Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

If the 2012 annual meeting of stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations and stockholder proposals must be received not earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 18, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/DMND

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - John J. Gilbert	☐	☐	02 - Robert J. Zollars	☐	☐	03 - Edward A. Blechschmidt	☐	☐
	04 - Steven M. Neil	☐	☐

		For	Against	Abstain
2.	Approval of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐
 B   Non-Voting Items
Change of Address – Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — DIAMOND FOODS, INC.

Annual Meeting of Stockholders to be held on January 18, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Michael J. Mendes and John J. Gilbert, and each of them, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Diamond Foods, Inc. (the “COMPANY”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 18, 2011 at 9:00 a.m., at 333 Battery Street, San Francisco, CA 94111 and any adjournment or postponement thereof.
This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the Proxy will be voted FOR the Proposals and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE.	SEE REVERSE SIDE